INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Pacific Sunwear of California, Inc. on Form S-8, pertaining to the Pacific Sunwear of California, Inc. Amended and Restated 1992 Stock Award Plan, of our report dated March 12, 1998, appearing in the Annual Report on Form 10-K for Pacific Sunwear of California, Inc. for the year ended February 1, 1998.

/s/ Deloitte & Touche LLP
Costa Mesa, California
October 12, 1998